Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-250106 and 333-249918) and on Form S-8 (Nos. 333-224973, 333-204557 and 333-178044) of American Electric Power Company, Inc. of our report dated February 24, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2021 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 24, 2022 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 24, 2022